EXHIBIT 10.16

Versata, Inc. 300 Lakeside Drive, Suite 1500, Oakland, CA 94612-3534 ph 510-238.4100 fx 510.238.4101

REVISED OFFER LETTER

October 24, 2003

Mr. Brett Adam

Dear Brett:

We have all enjoyed our recent discussions with you about your joining Versata, Inc. I am excited that you share our enthusiasm about the success and growth opportunities we see in delivering industry-leading development and deployment products built on a firm strategic base.

We are very pleased to offer you the position of Vice President and Chief Technology Officer, reporting directly to Alan Baratz, CEO. You shall be designated as an officer of the Corporation for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Your initial responsibilities will include, but are not limited to business development, solutions strategy and marketing. Your start date will be as soon as possible but no later than November 10, 2003. The terms of your employment with Versata, Inc. are set forth below.

•	You will be paid an annualized salary of $175,000 USD paid on a semi monthly basis.

•	You may also earn a management incentive bonus based on achievement of corporate revenue goals and individual performance, as approved by the Board of Directors. Your management incentive bonus for achieving the on-target plan will be up to $61,250 (35% of base) US annually, paid on a semi annual basis. The first semi annual payment of $30,625 will be guaranteed and you will be entitled to additional bonus payments based upon company performance. In the event your employment were to terminate (other than for cause) prior to the close of a fiscal quarter, you may be eligible to receive the revenue based portion on a pro-rated basis.

•	You will be granted seventy-five thousand (75,000), non-statutory stock options and/or restricted common stock at an exercise price to be determined by the Board of Directors. The options will vest on a monthly basis over a 50- month period in accordance with the Versata, Inc. 2003 Employment Inducement Award Plan. Detailed vesting information and the terms and conditions of your participation in our stock plan are set forth in the plan documents and the Stock Option Agreement.

Brett Adam

10/24/2003

p. 2

•	You will be entitled to participate in Versata’s senior officer severance plan (the “Plan”), in accordance with Letter Agreement Regarding Versata Inc.’s Severance Plan, dated October 24, 2003.

•	Your responsibilities will be those outlined during your interview process and will be formally drawn up and presented to you soon after your start date.

•	You will be eligible to participate in Versata’s benefit programs under the terms set forth in the documents governing the plan.

•	You agree to abide by the policies and procedures outlined in the Human Resources Guidelines. You will receive this information at your orientation.

•	Versata is an at-will employer, and therefore allows either employees or the company the right to terminate employment whenever and for whatever reason is deemed suitable, with or without notice. You can be promoted, demoted, or have your title changed with or without cause or notice at the will of the company. The “at-will” nature of your employment, as outlined above, cannot be changed except in writing signed by the President of Versata.

This offer of employment is contingent upon your ability to produce documents sufficient to demonstrate identity and authorization to work in the United States as required by the Immigration Reform and Control Act. On your first day of employment, please bring the necessary original documents, as outlined on the enclosed I-9 Form, to verify your identification. In addition, Versata requires that the Proprietary Information, Inventions and Arbitration Agreement be signed and returned with your signed offer letter.

This offer letter, together with the various documents referenced herein, represent the complete offer by the Company. No other agreements (verbal or otherwise) which are not specifically cited shall be in effect.

At Versata, our long-term success depends on both the results we achieve and the way we make these results happen. We set high standards for our people, our products and our processes. Quality must set us apart. We set high standards of personal integrity and ethics in all our business ventures. We, at Versata, feel that you will make an invaluable addition to our team and it is with great enthusiasm that I hope you accept this offer of employment.

Brett Adam

10/24/2003

p. 3

To show your acceptance of this offer please sign this letter in the space indicated and return it, along with the signed Proprietary Information, Inventions and Arbitration Agreement, and I-9 Form to Robyn Ishaya in the HR Department (Fax 510-238-4180) no later than October 27, 2003.

Sincerely,

/s/ Robyn Ishaya
Robyn Ishaya Director of Human Resources Versata, Inc. (510)628-1026, phone (510)238-4180, fax

AGREED, ACKNOWLEDGED AND ACCEPTED:

My Start Date is: Nov 3rd 2003

/s/ Brett Adam	10/24/03
Brett Adam	Date

Ends:	Offer Letter (duplicate)
I-9 form
Proprietary Information, Inventions & Arbitration Agreement